UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 21, 2021
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

801 5th Avenue
Seattle	,	WA	98104
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	FFIV	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Directors
On January 21, 2021, F5 Networks, Inc. (the “Company”) director A. Gary Ames informed the Board that he would be retiring from the Board and not be standing for re-nomination as a director at the next Annual Meeting of Shareholders (the “Annual Meeting”). Mr. Ames conveyed that he believes it is the right time for him to transition off of the Board as part of the Board’s succession efforts. Mr. Ames’ decision was not the result of any disagreement with the Company. Mr. Ames has served on the Board since July 2004, and has served on a number of Board committees. Mr. Ames will continue to serve as a director until the date of the Annual Meeting. The Board expressed its appreciation for Mr. Ames’ service to the Company.
On January 21, 2021, F5 Networks, Inc. (the “Company”) director Deborah L. Bevier informed the Board that she would be retiring from the Board and not be standing for re-nomination as a director at the next Annual Meeting of Shareholders (the “Annual Meeting”). Ms. Bevier conveyed that she believes it is the right time for her to transition off of the Board as part of the Board’s succession efforts. Ms. Bevier’s decision was not the result of any disagreement with the Company. Ms. Bevier has served on the Board since July 2006, and has served on a number of Board committees. Ms. Bevier will continue to serve as a director until the date of the Annual Meeting. The Board expressed its appreciation for Ms. Bevier’s service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)
Date: January 27, 2021	By:	/s/ Scot F. Rogers
Scot F. Rogers
Executive Vice President and General Counsel